EXHIBIT 99.1
NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS THIRD QUARTER RESULTS AND INITIATES DIVIDEND

CHICAGO, November 4, 2010 – Littelfuse, Inc. (NASDAQ:LFUS) today reported financial results for the third quarter of 2010 and announced that it will begin paying a quarterly dividend in the fourth quarter of 2010.

Third Quarter Highlights
•	Sales for the third quarter of 2010 were $163.5 million, a 40% increase compared to the third quarter of 2009 and a 4% increase from the second quarter of 2010.
o	Electronics sales increased 52% year over year and 4% sequentially due to continued strength across all geographies and end markets as well as inventory increases at distributors.
o
Automotive sales increased 18% year over year due to increased sales in all regions.  Sales declined 1% sequentially due primarily to the normal summer slowdown in Europe partially offset by continued improvement in U.S. sales.

o	Electrical sales increased 28% year over year due to continued strong growth for protection relays and steady improvement in power fuse demand. Electrical sales increased 8% sequentially.
•
On a GAAP basis, diluted earnings per share for the third quarter of 2010 were $1.04 compared to $0.37 for the third quarter of 2009.  The third quarter 2010 results include a $3.0 million pre-tax write-down for real estate in Des Plaines, Illinois and Dundalk, Ireland.  Adjusted earnings per share excluding this non-cash charge were $1.13 (see Supplemental Information for reconciliation of GAAP earnings to adjusted earnings). The large improvement in earnings compared to the prior-year quarter was due to strong sales growth combined with significant improvements in the company’s cost structure.

•
The effective tax rate for the third quarter of 2010 increased to 31% from 29% in the second quarter of 2010 due to increased profitability in high-tax-rate jurisdictions, particularly the U.S.  Improved U.S. profitability was primarily due to cost savings from the closure of two North American manufacturing sites.

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Cash provided by operating activities increased to $48.8 million in the third quarter of 2010 compared to $5.0 million in the third quarter of 2009 and $19.2 million in the second quarter of 2010.  Capital expenditures for the third quarter of 2010 were $8.6 million.

•	The book-to-bill ratio for electronics for the third quarter of 2010 was 0.8 as shipments remained strong while the order rate declined heading into the seasonally slower part of the year.
•	The company repurchased 570,140 shares of its common stock in the third quarter of 2010 at an average price of $39.09 per share.

 “In the third quarter we saw the power of our new business structure, as strong top-line performance together with our much-improved cost position produced record financial results,” said Gordon Hunter, Chief Executive Officer.  “Our sales and R&D teams are making good progress on their organic growth initiatives, and the operations team continues to execute crisply as we near completion of our manufacturing consolidation.”
 “Four years ago we laid out a long-term plan to reposition our manufacturing footprint and lean out our cost structure with the goal of averaging 15% operating margin through the business cycle,”  said Phil Franklin, Chief Financial Officer.  “We now believe that we will exceed this goal.”

Outlook
•	Sales for the fourth quarter of 2010 are expected to be in the range of $138 to $145 million, which represents 8% to 13% year-over-year growth.
•
Operating margin for the fourth quarter of 2010 is expected to be in the range of 17% to 19% compared to 12.4% in last year’s fourth quarter.  A sequential decline in operating margin from third quarter 2010 levels is expected due to negative operating leverage from lower sales and cost pressures from higher commodity prices partially offset by additional manufacturing transfer savings.

•	The effective tax rate in the fourth quarter is expected to be similar to the third quarter of 2010.
•	Earnings for the fourth quarter of 2010 are expected to be in the range of $0.75 to $0.85 per diluted share.
•
Capital expenditures for 2010 are expected to be slightly over $20 million.  Capital expenditures are expected to increase to approximately $30 million in 2011 as the company plans to add capacity for several product lines to stay ahead of increasing demand.

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“After six consecutive quarters of sequential growth, sales began to slow as we entered the fourth quarter consistent with our earlier prediction,” said Franklin   “Although our third quarter sales were stronger than expected, this was largely due to inventory increases in the supply chain.   Lead times have now normalized, and it appears that supply chain inventories are being reduced.”
“Our end markets remain healthy, and our current outlook calls for growth in 2011,” said Hunter.  "With our much leaner cost structure, an improving organic growth model and potential acquisitions in the pipeline, we are optimistic about the future.”

Dividend
Littelfuse is pleased to announce that its Board of Directors has approved the initiation of a quarterly cash dividend of $0.15 per common share.  The first quarterly payment will be made on December 6, 2010 to shareholders of record at the close of business on November 22, 2010.
“As a result of successful execution of our major profit improvement initiatives over the last several years, we expect to generate substantially higher earnings and cash flow in the future than in the past,” said Hunter.  “We believe that after funding our organic growth programs, ongoing acquisitions similar to those we have completed over the last several years and opportunistic share repurchases, we will have excess cash that we will return to our shareholders in the form of a quarterly dividend.  Our intent is to gradually increase this dividend over time.”

Conference Call Webcast Information
Littelfuse will host a conference call today, Thursday, November 4, 2010 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through December 31, 2010 and can be accessed through the Web site listed above.

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About Littelfuse
Littelfuse is the worldwide leader in circuit protection, offering the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise, Littelfuse products are vital components in virtually every product that uses electrical energy, including portable and consumer electronics, automobiles, industrial equipment and telecom/datacom circuits. In addition to its Chicago, Illinois, world headquarters, Littelfuse has over 20 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia.  Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays™(SPAs); Switching Thyristors; TVS Diodes and Varistors.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 2, 2010. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K/A for the year ended January 2, 2010.

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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Third Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change

Business Unit
Electronics	$108.2	$71.1	52%	$300.5	$183.8	63%
Automotive	31.7	26.9	18%	98.5	68.6	44%
Electrical	23.6	18.4	28%	66.4	49.8	33%

Total	$163.5	$116.4	40%	$465.4	$302.2	54%

	Third Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change

Geography
Americas	$61.7	$43.3	42%	$173.0	$116.9	48%
Europe	29.2	21.8	34%	88.2	59.2	49%
Asia-Pacific	72.6	51.3	42%	204.2	126.1	62%

Total	$163.5	$116.4	40%	$465.4	$302.2	54%

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD)

	October 2, 2010	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,927	$70,354
Accounts receivable, less allowances	107,906	79,521
Inventories	66,030	52,567
Deferred income taxes	13,115	13,804
Prepaid expenses and other current assets	11,981	18,196
Assets held for sale	6,535	9,573
Total current assets	324,494	244,015
Property, plant and equipment:
Land	5,170	7,028
Buildings	51,160	55,466
Equipment	260,667	280,928
	316,997	343,422
Accumulated depreciation	(192,983)	(207,500)
Net property, plant and equipment	124,014	135,922
Intangible assets, net of amortization:
Patents, licenses and software	11,384	12,451
Distribution network	9,123	10,837
Customer lists, trademarks and tradenames	12,820	13,363
Goodwill	94,707	94,986
	128,034	131,637
Investments	12,038	11,742
Deferred income taxes	9,066	8,460
Other assets	1,452	1,351
Total assets	$599,098	$533,127

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,140	$23,646
Accrued payroll	21,248	13,291
Accrued expenses	9,999	8,561
Accrued severance	3,553	11,418
Accrued income taxes	22,351	4,525
Current portion of long-term debt	14,500	14,183
Total current liabilities	98,791	75,624

Long-term debt, less current portion	43,000	49,000
Accrued severance	466	421
Accrued post-retirement benefits	11,823	18,271
Other long-term liabilities	10,960	11,212
Total equity	434,058	378,599
Total liabilities and equity	$599,098	$533,127

Common shares issued and outstanding of 21,633,026 and 21,792,241, at October 2, 2010, and January 2, 2010, respectively.

LITTELFUSE, INC.
Consolidated Statements of Income (Loss)
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Oct 2, 2010	Sept. 26, 2009	Oct 2, 2010	Sept. 26, 2009

Net sales	$163,465	$116,420	$465,375	$302,219

Cost of sales	96,212	79,804	285,459	221,915

Gross profit	67,253	36,616	179,916	80,304

Selling, general and administrative expenses	27,553	21,174	80,208	66,462
Research and development expenses	4,345	4,222	12,698	13,755
Amortization of intangibles	1,247	1,209	3,752	3,632
	33,145	26,605	96,658	83,849

Operating income (loss)	34,108	10,011	83,258	(3,545)

Interest expense	313	537	1,096	1,844
Other (income) expense, net	(29)	648	(1,328)	(468)

Income (loss) before income taxes	33,824	8,826	83,490	(4,921)
Income taxes	10,486	768	24,405	(2,611)

Net income (loss)	$23,338	$8,058	$59,085	$(2,310)

Income (loss) per share:
Basic	$1.06	$0.37	$2.68	$(0.11)
Diluted	$1.04	$0.37	$2.64	$(0.11)

Weighted average shares and equivalent shares outstanding:
Basic	21,968	21,750	21,945	21,733
Diluted	22,344	21,882	22,316	21,733

Diluted Income (Loss) Per Share
Net income (loss) as reported	$23,338	$8,058	$59,085	$(2,310)
Less: income allocated to participating securities	(127)	(67)	(315)	12
Net income (loss) available to common shareholders	$23,211	$7,991	$58,770	$(2,298)

Weighted average shares adjusted for dilutive securities	22,271	21,763	22,234	21,733

Diluted income (loss) per share	$1.04	$0.37	$2.64	$(0.11)

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Nine Months Ended
	Oct 2, 2010	Sept. 26, 2009

OPERATING ACTIVITIES:
Net income (loss)	$59,085	$(2,310)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	20,706	23,618
Amortization of intangibles	3,752	3,632
Impairment of assets	2,988	829
Stock-based compensation	4,043	4,297
Excess tax benefit on stock-based compensation	(947)	-
(Gain) loss on sale of property, plant and equipment	(334)	494
Loss on sale of investments	-	68
Changes in operating assets and liabilities:
Accounts receivable	(28,603)	(15,984)
Inventories	(12,859)	13,826
Accounts payable	3,015	86
Accrued expenses (including post-retirement)	(4,866)	(12,799)
Accrued payroll and severance	300	(4,456)
Accrued taxes	19,919	(9,582)
Prepaid expenses and other	8,732	(975)
Net cash provided by operating activities	74,931	744

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(15,740)	(13,362)
Purchase of business, net of cash acquired	-	(920)
Proceeds from sale of investments	-	133
Proceeds from sale of assets	4,748	72
Net cash used in investing activities	(10,992)	(14,077)

FINANCING ACTIVITIES:
Proceeds from debt	13,345	20,488
Payments of debt	(19,124)	(23,000)
Purchases of common stock	(22,287)	-
Proceeds from exercise of stock options	11,734	773
Excess tax benefit on stock-based compensation	947	-
Net cash used in financing activities	(15,385)	(1,739)

Effect of exchange rate changes on cash and cash equivalents	19	1,524

Increase (decrease) in cash and cash equivalents	48,573	(13,548)
Cash and cash equivalents at beginning of period	70,354	70,937
Cash and cash equivalents at end of period	$118,927	$57,389

LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	October 2, 2010

	U.S. GAAP	Special Items		Adjusted
Net sales	$163,465	$-		$163,465

Cost of sales	96,212	-		96,212

Gross profit	67,253	-		67,253
% of sales	41.1%			41.1%

Total operating expenses	33,145	(2,988	)(1)	30,157
% of sales	20.3%			18.4%

Operating income	34,108	2,988		37,096
% of sales	20.9%			22.7%

Interest/other expense (income), net	284	-		284

Income before income taxes	33,824	2,988		36,812

Income tax expense	10,486	926		11,412
Effective tax rate	31.0%	31.0%		31.0%

Net income as reported	23,338	2,062		25,400

Less: Income allocated to participating securties	(127)	(11)		(138)

Net Income available to common shareholders	$23,211	$2,051		$25,262

Net income per diluted share:	$1.04	$0.09		$1.13

Weighted average shares adjusted for dilutive securities:	22,271	22,271		22,271

Note:  The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special charges that are related to closure of legacy operations.

Special Items:

(1)   Relates to asset impairment charges in the U.S. and Ireland.